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                                  EXHIBIT 10(u)

                             [LETTERHEAD OF KEYBANK]

April 1, 2003

Mr. Michael R. Sayre
Executive Vice President
Corporate Strategy and Finance
Pinnacle Data Systems, Inc.
6600 Port Rd.
Groveport, OH 43125

Dear Mike:

We are pleased to confirm the renewal by KeyBank National Association ("Bank") of the following Facility on behalf of Pinnacle Data Systems, Inc. ("Borrower"). This Facility shall be subject to the continued satisfactory financial condition of Borrower and to the following terms and conditions:

BORROWER:                  PINNACLE DATA SYSTEMS, INC.

FACILITY:                  $4,000,000.00 LINE OF CREDIT

PURPOSE:                   To provide working capital as needed.

INTEREST RATE:             The interest rate on the Facility will be at the rate
                           per annum equal to the Prime Rate plus twenty five basis points which interest rate will be correspondingly and immediately adjusted with each change in the Prime Rate.

                           The term "Prime Rate" means that rate established from time to time by the Bank as the Bank's Prime Rate, whether or not such rate is publicly announced. The Prime Rate may not be the lowest interest rate charged by the Bank for commercial or other extensions of credit.

                           Interest hereon shall be calculated on a 360-day year and the actual days elapsed.

                           Prime Rate is currently 4.25% and your effective rate as of 04/01/2003 would be 4.50%.

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TERM/REPAYMENT:            Interest payable monthly, principal on demand. To be
                           reviewed for renewal on or before May 15, 2004 after receipt of fiscal year end financial statements.

COLLATERAL:                Blanket lien on all business assets of the Borrower;
                           specifically, all inventory, chattel paper, accounts, equipment and general intangibles.

FEES:                      $1,500.00 Renewal Fee

BORROWING BASE:            Aggregate advances for this facility are subject to a
                           monthly borrowing base which limits availability as follows: 85% of Eligible Account Receivable less than 90 days plus 50% of Eligible Inventory. The portion of the borrowing base calculated on Eligible
                           Inventory shall be capped at $2,000,000.

DOCUMENTATION:             This Facility shall be conditioned upon the execution
                           of such documentation in a form and content acceptable to Bank and it's counsel.

EXPENSES:                  Borrowers agree to pay all reasonable loan expenses
                           including, but not limited to, fees of the Bank's counsel, recording fees and taxes, and all other expenses in connection with the preparation, closing and disbursement of this loan. To the extent incurred, Borrower shall pay the foregoing expenses whether or not the loan shall close or be funded.

                           Salient covenants in the Loan Agreement will include, but not be limited to, the following:

                           a) Financial statements to be provided as follows:

                               1)  Receipt of quarterly internal financial
                                    statements for Borrower within 60 days of each quarter-end.

                               2)  Receipt of annual Audited CPA financial
                                    statements, in accordance to GAAP, for
                                    Borrower within 120 days of FYE.

                               3)  Receipt of monthly borrowing base certificate
                                    for Borrower within 20 days of each
                                    month-end.

                               4)  Receipt of monthly accounts receivable aging
                                    report for Borrower, in conjunction with the borrowing base certificate, within 20 days of month-end.

                               5)  Such other information as the Bank may
                                    reasonably request.

                           b) Financial covenants for Borrower, to include the following:

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                                1)  Borrower shall not (a) create, incur or
                                    assume indebtedness for borrowed money,
                                    including capital leases, or (b) transfer, mortgage, assign, lease, grant a security interest in, or encumber, any assets.

                                2)  Borrower shall not (a) merge, transfer,
                                    acquire or consolidate with any other
                                    entity, change ownership, or transfer or sell any Collateral out of the normal course of business, (b) pay any dividends or (c) purchase or retire any outstanding shares.

                                3) Borrower shall not (a) loan, invest in or advance any money or assets, (b) purchase, create or acquire any other enterprise or entity, or (c) incur any obligation as surety or guarantor other than in the ordinary course of business.

                                4)  Borrower shall maintain a Total Debt to
                                    Tangible Net Worth of less than or equal to
                                    2.00 to 1.00 which shall be tested on a
                                    quarterly basis. "Total Debt" means all of Borrower's liabilities including
                                    Subordinated Debt. "Subordinated Debt" means indebtedness and liabilities of Borrower that have. been subordinated by written agreement to indebtedness owed by Borrower to Lender in form and substance acceptable to Lender. "Tangible Net Worth" means Borrower's total assets excluding all intangible assets (i.e., goodwill, trademarks, patents, copyrights, organizational expenses, and similar intangible items, but including leaseholds and leasehold improvements) less Total Debt.

                                5) Borrower shall maintain an Operating Cash Flow to Total Fixed Charge Ratio of not less than 1.20 to 1.00 beginning 03/30/2003 and thereafter; calculated on the most recently completed (4) fiscal quarters which shall be tested on a quarterly basis. "Operating Cash Flow" shall mean net income after taxes and exclusive of extraordinary gains and losses, gains on sale of fixed assets, and other income; plus depreciation, amortization, interest expense, and lease expense; less dividend and distributions. "Total Fixed Charges" shall mean the sum of interest expense, current maturities of long-term debt, current maturities of capital leases, lease expenses, preferred stock dividends and Capital Expenditures (all calculated for the preceding twelve-month period). "Capital Expenditures" shall mean net fixed assets at the beginning of the period less net fixed assets at the end of the period plus depreciation expense for the period.

DEPOSITORY

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 RELATIONSHIP:             Borrower shall maintain its primary operating
                           account, to include cash management services, with Bank.

We are pleased to renew the above Facility on behalf of your company and look forward to a long and mutually beneficial relationship. Should you find the above terms and conditions acceptable, please sign the enclosed copy of this letter and return it to me. The deadline to accept this commitment will be April 18, 2003.

Sincerely,
/s/ Roger
Roger D. Campbell
Senior Vice President
KeyBank National Association

Acceptance:

BORROWER:

Pinnacle Data Systems, Inc.

By: /s/ Michael R. Sayre
    --------------------
      Michael R. Sayre, Executive Vice President